The Companies Law

(Revised)

Company Limited by Shares

Memorandum of Association

Of

Point Cattle International Limited

1.

The name of the Company is Point Cattle International Limited.

2.

The registered office will be situate at the offices of Corporate Filing Services Ltd., P.O. Box 613, Harbour Centre, George Town, Grand Cayman KY1-1107, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power to carry out any object not prohibited by any law as provided by Section 7 (4) of the Companies Law. (Revised).

4.

Except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

5.

The Company shall not be permitted to carry on any business where a licence is required under the laws of the Cayman Islands to carry on such a business until such time as the relevant licence has been obtained.

6.

If the Company is an exempted company, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (Revised).

7.

The liability of each Member is limited to the amount from time to time unpaid on such Member’s share.

8.

The authorised share capital of the Company is US$50,000 consisting of 50,000 shares of US$1.00 each with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this Memorandum of Association, the Subscriber agrees to take the shares in the capital of the Company set opposite their name.

NO OF SHARES

NAME OF

TAKEN BY

SUBSCRIBER

ADDRESS

OCCUPATION

SUBSCRIBER

______________________________________________________________

N.D. Nominees Ltd.

P.O. Box 61

Nominee Company

One

Grand Cayman

KY1-1102

Cayman Islands

___________________________________

N.D. Nominees Ltd.

By its duly authorized officer.

DATED the 17th day of February, 2017

___________________________________

            Witness to above signature:

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